UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 25, 2007
Kennametal Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-5318	25-0900168

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Headquarters
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania	15650-0231

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (724) 539-5000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
Item 9.01 Financial Statements and Exhibits
EX-99.1

Item 2.02 Results of Operations and Financial Condition
On April 25, 2007, Kennametal Inc. (the Company) issued a press release announcing financial results for its third quarter ended March 31, 2007.
The press release contains certain non-GAAP financial measures. The following GAAP financial measures have been presented excluding special items: gross profit, operating expense, operating income, income from continuing operations, net income and diluted earnings per share. These special items include: (1)(a) Electronics impairment and divestiture-related charges, (b) loss on divestiture of CPG and transaction-related charges and (c) adjustment on J&L divestiture and transaction-related charges for the nine months ended March 31, 2007; and (2)(a) loss on divestiture of Presto, (b) CPG goodwill impairment charge and (c) J&L transaction-related charge for the three and nine months ended March 31, 2006. Also included are special items for the year ended June 30, 2006 consisting of (a) gain on divestiture of J&L recorded at the corporate level, (b) J&L transaction-related charges recorded at the corporate level (c) tax impact of cash repatriation under AJCA (d) loss on divestiture of Presto (e) favorable resolution of tax contingencies and (f) divestiture impact of J&L. Management excludes these items in measuring and compensating internal performance to more easily compare the Company’s financial performance period-to-period. The press release also contains adjusted free operating cash flow and adjusted return on invested capital, which are also non-GAAP measures and are defined below.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current, past and future periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
Adjusted Free Operating Cash Flow
Free operating cash flow is a non-GAAP financial measure and is defined by the Company as cash provided by operations (in accordance with GAAP) less capital expenditures plus proceeds from disposals of fixed assets. Management considers free operating cash flow to be an important indicator of Kennametal’s cash generating capability because it better represents cash generated from operations that can be used for strategic initiatives (such as acquisitions), dividends, debt repayment and other investing and financing activities. Management has further adjusted free operating cash flow for the following significant unusual cash items: income taxes paid (refunded). Management considers adjusted free operating cash flow to be an important indicator of Kennametal’s cash generating capability because it excludes significant unusual items.
Adjusted Return on Invested Capital
Adjusted Return on Invested Capital is a non-GAAP financial measure and is defined by the Company as the previous 12 months’ net income, adjusted for interest expense, securitization fees, minority interest expense and special items, divided by the sum of the previous 12 months’ average balances of debt, securitized accounts receivable, minority interest and shareowners’ equity. Management believes that this financial measure provides additional insight into the underlying capital structuring and performance of the Company. Management utilizes this non-GAAP measure in determining compensation and assessing the operations of the Company. The most directly comparable GAAP measure is return on invested capital calculated utilizing GAAP net income.
A copy of the Company’s earnings announcement is furnished under Exhibit 99.1 attached hereto. Reconciliations of the above non-GAAP financial measures are included in the earnings announcement.
Additionally, during our quarterly teleconference we may use various non-GAAP financial measures to describe the underlying operating results. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. Accordingly, we have compiled below certain reconciliations as required by Regulation G.

Primary Working Capital
Primary working capital is a non-GAAP presentation and is defined as accounts receivable, net plus inventories, net minus accounts payable. The most directly comparable GAAP measure is working capital, which is defined as current assets less current liabilities. We believe primary working capital better represents Kennametal’s performance in managing certain assets and liabilities controllable at the business unit level and it is used as such for internal performance measurement.
PRIMARY WORKING CAPITAL RECONCILIATION (Unaudited):

	March 31,	June 30,
(in thousands)	2007	2006

Current assets	$999,825	$1,086,857
Current liabilities	417,695	462,199

Working capital in accordance with GAAP	$582,130	$624,658

Excluding items:
Cash and cash equivalents	(94,246)	(233,976)
Other current assets	(99,378)	(131,218)

Total excluded current assets	(193,624)	(365,194)

Adjusted current assets	806,201	721,663

Current maturities of long-term debt and capital leases, including notes payable	(6,175)	(2,214)
Other current liabilities	(265,996)	(335,078)

Total excluded current liabilities	(272,171)	(337,292)

Adjusted current liabilities	145,524	124,907

Primary working capital	$660,677	$596,756

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

99.1 Fiscal 2007 Third Quarter Earnings Announcement

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date: April 25, 2007	By:	/s/ Wayne D. Moser

Wayne D. Moser
Vice President Finance and Corporate Controller